Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statements of Interpharm Holdings, Inc. on Form S-3, dated December 29, 1998 (333-69809) and the post-effective amendments thereto; Form S-8, dated May 6, 1999 (333-47385) and the post-effective amendment thereto; Form S-3, dated June 29, 2001 (333-64198); and Form S-8, dated August 7, 2003 (333-107833) of our report dated September 27, 2005, with respect to our audits of the consolidated financial statements of Interpharm Holdings, Inc., as of June 30, 2005 and 2004 and for the years ended June 30, 2005 and 2004, for the six month period ended June 30, 2003 and for the year ended December 31, 2002, which report is included in this Annual Report on Form 10-K of Interpharm Holdings, Inc. for the year ended June 30, 2005.


/s/ Marcum & Kliegman LLP


Marcum & Kliegman LLP
Melville, New York
September 27, 2005